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                          THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES               Exhibit 11
                                COMPUTATION OF NET EARNINGS PER SHARE
                                (in thousands, except per share data)

                                                                Thirteen weeks ended
                                                        ----------------------------------
                                                           May 4, 1996      April 29, 1995
                                                        --------------      --------------
(a)  Net Earnings.....................................         $20,116            $16,204


     Average number of Common Shares outstanding
       during the period..............................          59,919             59,300

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............             924              1,194
                                                         -------------       -------------

(b)  Average number of Common Shares assumed
       outstanding during the period..................          60,843             60,494
                                                         =============       =============


     Net Earnings per Share (a/b).....................         $   .33            $   .27
                                                          ============       =============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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